Exhibit 99.1

Brian M. Lutz, SBN 255976

BLutz@gibsondunn.com

GIBSON, DUNN & CRUTCHER LLP

555 Mission Street, Suite 3000
San Francisco, CA 94105-0921
Telephone:                 415.393.8200
Facsimile:                       415.393.8306

Paul J. Collins, SBN 187709

Noah F. Stern, SBN 297476

NStern@gibsondunn.com

GIBSON, DUNN & CRUTCHER LLP

1881 Page Mill Road

Palo Alto, CA 94304-1211

Telephone:  650.849.5300

Facsimile:  650.849.5333

Attorneys for Plaintiff

Depomed, Inc.

SUPERIOR COURT OF THE STATE OF CALIFORNIA

FOR THE COUNTY OF SANTA CLARA

DEPOMED, INC.,	CASE NO.

Plaintiff,	COMPLAINT

v.
HORIZON PHARMA PLC

Defendant.

Gibson, Dunn & Crutcher LLP

DEPOMED, INC.’S COMPLAINT

Plaintiff, Depomed, Inc. (“Depomed” or the “Company”), by its undersigned counsel, alleges upon knowledge with respect to itself and its own acts, and upon information and belief as to all other matters, as follows:

SUMMARY OF ACTION

1.                                      This action arises out of a scheme by Defendant, Horizon Pharma plc (“Horizon”), a pharmaceutical company that recently redomiciled in Ireland through a tax “inversion,” to acquire Depomed, a pharmaceutical company incorporated in California and based in Newark, California, through the unlawful use of Depomed’s highly confidential and proprietary information and through a series of fraudulent misrepresentations and omissions that paint a highly misleading picture of Horizon’s inadequate acquisition proposal.  Horizon has access to highly confidential information about Depomed’s recently acquired NUCYNTA line of pain drugs—information Horizon obtained in connection with its own bid to acquire NUCYNTA.  Just months after losing out on the bidding to Depomed, Horizon is utilizing the same confidential and proprietary information in an attempt to acquire Depomed, in violation of Horizon’s confidentiality obligations and to the material disadvantage of Depomed’s shareholders.  Further, Horizon has made a series of fraudulent and materially misleading statements in its attempt to convince Depomed’s shareholders—who, under Horizon’s proposal, would become shareholders of Horizon—to support Horizon’s inadequate acquisition proposal that fails to account for the value of Depomed to a purported combined company. Thus, Depomed brings this action to prevent Horizon from unlawfully exploiting Depomed’s highly confidential trade secret data, and to protect Depomed’s shareholders by forcing Horizon to provide a full and accurate disclosure to Depomed’s shareholders about its offer.

2.                                      In 2013, Horizon and Depomed each sought to purchase the U.S. rights to NUCYNTA from Janssen Pharmaceuticals, Inc., a Pennsylvania corporation and an affiliate of Johnson & Johnson, a New Jersey corporation (“Janssen”).  Both companies signed nondisclosure agreements with Janssen and, subject to the terms of those agreements, were given access to highly confidential trade secret information about NUCYNTA for the sole purpose of investigating a potential business partnership with Janssen or acquisition of NUCYNTA from Janssen.  At the conclusion of the bidding process, Depomed was the winning bidder and Horizon a losing bidder.  On January 15,

2015, Depomed entered into an Asset Purchase Agreement with Janssen to acquire the U.S. rights and certain other assets relating to NUCYNTA for $1.05 billion.  On April 2, 2015, Depomed completed its acquisition of these assets, including Janssen’s rights under the non-disclosure agreement with Horizon.  NUCYNTA immediately became Depomed’s flagship drug, and as a result, Depomed is positioned for significant growth.

3.                                      On May 27, 2015—less than two months after Depomed completed the acquisition of NUCYNTA—Horizon made an unsolicited proposal to acquire Depomed in a stock-for-stock exchange valuing Depomed at $29.25 per share, a premium of less than 4% of the 52-week high of Depomed’s common stock price on April 27, 2015.  Horizon utilized the highly confidential, non-public information it obtained from Janssen about NUCYNTA—information to which Depomed’s own shareholders do not have access—to formulate its proposal for Depomed.  The Depomed Board of Directors, after careful consideration of Horizon’s proposal in consultation with its financial and legal advisors, unanimously determined that Horizon’s proposal was not in the best interest of Depomed or its shareholders.

4.                                      On July 7, 2015, Horizon issued a press release making its proposal public and publishing a letter to Depomed’s CEO that included the terms of the proposal.  Later that same day, Horizon held a conference call with analysts.  Horizon’s press release contained a series of materially false, misleading and incomplete statements and omissions.  For example, the press release made no mention of Horizon’s possession of highly confidential information about NUCYNTA, and instead stated that Horizon’s bid was “based on [Horizon’s] review of publicly available information regarding Depomed.”  Moreover, Horizon stated that its proposal was to acquire Depomed for $29.25 per share in an all-stock exchange transaction, after which Depomed shareholders would own 25% of Horizon.  But Horizon did not inform Depomed’s shareholders of the ratio at which shares would be exchanged, making it impossible for Depomed’s shareholders to determine the actual value of the proposal or their subsequent ownership stake in Horizon if a transaction were to occur on the terms proposed.

5.                                      On July 21, 2015 Horizon issued a press release announcing that it was increasing its offer to $33 per share, contingent on Depomed entering discussions regarding the transaction.  The purported increase, however, did not reflect an increase in the amount of Horizon stock that Depomed shareholders would receive, but rather was the result of the trading value of Horizon’s stock having increased since it made its initial offer.  The July 21 press release still did not disclose the ratio at which shares would be exchanged.

6.                                      Horizon’s statements misleadingly ignore Depomed’s recent success and strong platform for significant growth—growth that Horizon knows will be based in large part on NUCYNTA.  Horizon knows this because, unlike Depomed’s shareholders, it is in possession of highly confidential trade secrets and other proprietary information regarding NUCYNTA that it received under its non-disclosure agreement with Janssen.  Horizon, of course, has not told Depomed’s shareholders that its current offer is in breach of Horizon’s confidentiality obligations or that it is attempting through an inadequate offer to exploit its informational advantage over Depomed’s shareholders.  To the contrary, Horizon’s press releases falsely state that its proposal is based on publicly available information.  Further, Horizon’s statements fail to disclose significant risks associated with its business model.

7.                                      Depomed thus brings this action to prevent Horizon from using confidential and proprietary information about NUCYNTA in its efforts to acquire Depomed, and to compel Horizon to provide full and accurate disclosure to Depomed with respect to, and to correct misstatements made in connection with, Horizon’s acquisition proposal.  Absent injunctive relief, Depomed and its shareholders will be irreparably harmed, as they will be subject to a hostile unsolicited offer by a company that is misusing Depomed’s own confidential and proprietary information to the disadvantage of Depomed’s shareholders, and any decisions by Depomed shareholders about Horizon’s proposal will be based on materially inaccurate and incomplete information about Horizon and the value of its proposal.

JURISDICTION AND VENUE

8.                                      Defendant has availed itself of jurisdiction in California by making or directing statements into California, including its acquisition proposal, for the purpose of acquiring Depomed, a corporation that is incorporated and maintains its principal place of business in California.  Defendant also has availed itself of jurisdiction in California by utilizing highly confidential, non-public information about NUCYNTA, a drug sold by Depomed.  Venue is proper under Section 395 of the California Rules of Civil Procedure.

THE PARTIES

9.                                      Plaintiff Depomed is a corporation incorporated under the laws of California with its principal place of business at 7999 Gateway Blvd. Suite 300, Newark, California 94560.  Depomed is a specialty pharmaceutical company focused on pain and other central nervous system conditions.  Depomed trades on the NASDAQ stock exchange under the symbol “DEPO.”

10.                               Defendant Horizon is a corporation incorporated under the laws of Ireland with its principal place of business at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, Ireland.  Horizon is a specialty pharmaceutical company.  Horizon trades on the NASDAQ stock exchange under the symbol “HZNP.”

FACTUAL BACKGROUND

A.                                    Depomed Acquires U.S. Rights to NUCYNTA

11.                               In 2013, both Depomed and Horizon sought to acquire the U.S. rights to the NUCYNTA franchise from Janssen.

12.                               In connection with its attempt to acquire the drug, Horizon entered into a Mutual Nondisclosure Agreement (“MNDA”) with Janssen on July 24, 2013.  The MNDA provided Horizon with access to proprietary information about NUCYNTA, including highly confidential information and trade secrets (the “Proprietary Information”).  The MNDA was explicit that Horizon could use the Proprietary Information about NUCYNTA “solely to evaluate [Horizon’s] interest in pursuing the Business Relationship [with Janssen] (the “Authorized Purpose”), and for no other purpose.”  The MNDA further specified that the “Business Relationship” was “a potential business arrangement, specifically a co-promotion arrangement whereby HORIZON would co-promote JANSSEN’s NUCYNTA drug product . . .” Thus, Horizon expressly agreed to refrain from using the Proprietary Information for any purpose other than pursuing a potential co-promotion business arrangement with Janssen.  The MNDA also prohibits Horizon from providing any “employees, consultants and agents of itself and its affiliates” with access to Proprietary Information about NUCYNTA unless they “have a need to know such information for the Authorized Purpose.”

13.                               Pursuant to the terms of the MNDA, Horizon obtained from Janssen extensive and highly confidential Proprietary Information about NUCYNTA in connection with Horizon’s attempt to acquire rights to NUCYNTA from Janssen.

14.                               This Proprietary Information includes highly confidential trade secret data and other confidential non-public information—information that is not available to Depomed’s shareholders.  Horizon was given access to highly valuable information about NUCYNTA that derives independent value from not being publicly known, is not readily ascertainable by proper means, and is the subject of reasonable efforts to maintain its secrecy.  Depomed owns this Proprietary Information as a result of its acquisition of the U.S. rights of NUCYNTA, and has continued to use reasonable efforts to maintain its secrecy.  Among other things, all Depomed employees and vendors who may have access to Proprietary Information about NUCYNTA are required to sign agreements requiring that they protect Depomed’s Proprietary Information.

15.                               Horizon used Depomed’s Proprietary Information to formulate its acquisition proposal, including by giving its financial and legal advisors access to the Proprietary Information.  Further, on information and belief, Horizon’s legal advisors who performed the due diligence review of the NUCYNTA intellectual property estate (which is now owned by Depomed) are some of the same legal advisors who Horizon has identified as advising on its proposal to acquire Depomed.  Horizon has now used Depomed’s Proprietary Information to engineer the attempted takeover without Depomed’s consent.  At the time of Horizon’s use of the Proprietary Information and trade secrets, Horizon knew and/or had reason to know that its knowledge of the Proprietary Information, including trade secrets, was acquired under circumstances that gave rise to a duty to limit its use.

16.                               On January 15, 2015, Depomed announced that it had purchased the U.S. rights to the NUCYNTA franchise from Janssen for $1.05 billion.  The transaction was completed on April 2, 2015.  As part of this transaction, Depomed acquired the right to enforce Janssen’s rights under the terms of Janssen’s MNDA with Horizon.  As Horizon acknowledged on a call with investors on July 15, 2015, Horizon made a proposal to acquire NUCYNTA from Janssen, but ultimately lost.

17.                               NUCYNTA is now the flagship asset in Depomed’s growing portfolio of pain and neurology specialty pharmaceuticals.  This acquisition transforms Depomed into a leader in the pain and central nervous system market.

18.                               The NUCYNTA brands generated U.S. net sales of approximately $56.7 million in the second quarter of 2015.  NUCYNTA has composition of matter patent protection to August 2022, a potential pediatric extension into 2023, and marketed polymorph form with a potential pediatric extension to December 2025, and additional patents beyond that timeframe.

19.                               Depomed expects the acquisition to provide significant growth in net sales, EBITDA and cash flow in future years.  Given this enormous potential, Depomed is poised for significant growth, as recognized by the analyst community, which projects significant revenue and adjusted EBITDA growth for Depomed over the next three years.  Indeed, based on analyst projections, if Horizon were to acquire Depomed on the terms of the current proposal, Depomed’s revenue and EBITDA contribution to the combined company would account for significantly more than the 25% ownership interest Depomed’s shareholders would receive under the proposed acquisition price.

B.                                    Horizon Makes Depomed Its Next Acquisition Target

20.                               On May 27, 2015, Timothy P. Walbert, Chairman, President and CEO of Horizon, sent a letter to Depomed’s President and Chief Executive Officer, James A. Schoeneck.  The letter contained an unsolicited offer to acquire all of Depomed’s outstanding shares in an all-stock transaction in which Depomed shareholders would receive $29.25 in Horizon ordinary shares.

21.                               On June 12, 2015, Horizon sent another letter to Depomed’s CEO, repeating the original proposal and purported advantages of such a deal.

22.                               On June 5, 2015 and again on June 20, 2015, the Depomed Board of Directors met to consider Horizon’s unsolicited acquisition proposal.  After careful consideration of the proposal, and in consultation with financial and legal advisors, the Depomed Board unanimously determined that Horizon’s proposal was not in the best interest of Depomed or its shareholders.  On June 25, 2015, Depomed’s Chief Executive Officer communicated the Board’s determination to Horizon’s Chairman, President and Chief Executive Officer.  On July 7, 2015, Horizon issued a press release announcing its proposal to “acquire Depomed for $29.25 per share in an all-stock transaction.”  The press release included an open letter, also dated July 7, 2015, from Timothy Walbert to James Schoeneck concerning the proposed transaction.

23.                               In the press release and letter, Horizon emphasized its history of successfully acquiring companies, stating that it “is still in the early stages of implementing our highly successful growth strategy” including “successfully complet[ing] four acquisitions.”  Horizon stated that, with each acquisition, it “demonstrated an ability to continue delivering strong operating results . . . while integrating these medicines and businesses into our Company, thereby creating compelling value for our shareholders.”     The July 7 press release also said nothing about Horizon’s prior efforts to acquire NUCYNTA, or that Horizon was in possession of (and restricted from using) material non-public information about NUCYNTA.  To the contrary, the July 7 press release stated that the proposal was “based on [Horizon’s] review of publicly available information regarding Depomed.”

24.                               In the letter attached to the July 7 press release, Mr. Walbert also stated that Horizon would drive “even stronger performance” in the sale of NUCYNTA than Depomed had achieved based on Horizon’s “proven execution of our commercial organization . . .”  The press release also announced a live conference call and webcast that was held later that day.  The webcast was available shortly thereafter on Horizon’s website.(1)  On the analyst call, Horizon officers stated that the deal was “a Depomed shareholder friendly proposal” and continued to claim Horizon had “a demonstrated track record of successfully acquiring . . . and growing . . . companies” and had a “highly successful growth strategy.”  In addition, Horizon officers were repeatedly asked about NUCYNTA and provided responses that made it clear that Horizon’s proposal to acquire Depomed was largely driven by a desire to acquire NUCYNTA.  One analyst even asked, “why would you have not bought NUCYNTA instead of doing a two-step transaction like this?”  Walbert’s response made no reference at all to Horizon’s earlier failed attempt to acquire NUCYNTA, or that its current proposal was based

(1)  For the twenty days following July 7, 2015 when Horizon provided the public and investors with access to information for a “live conference call and webcast to review [the] announcement” Horizon flouted federal securities laws by choosing not to file a transcript of such webcast with the SEC.  Notably, other federal securities violations remain uncorrected.  For example, on July 13, 2015, Horizon issued another press release touting the “significant strategic and financial benefits” of a transaction.  Horizon posted this press release on its website, yet again ignored its obligations under the federal securities laws to file the press release with the SEC.

on confidential and proprietary information about NUCYNTA that Horizon had obtained as part of its earlier failed bid to acquire NUCYNTA.

25.                               On July 21, 2015, Horizon issued a press release announcing that it had “increased the value of its all-stock acquisition proposal to $33 per share,” contingent on Depomed entering discussions regarding the transaction.  On information and belief, the press release was reviewed and approved by the Horizon Board of Directors.  The press release included a letter from Walbert to Depomed’s Board of Directors that plugged Horizon’s second quarter 2015 sales results, which Walbert claimed demonstrated the strength of “the commercial model [Horizon] ha[d] developed.”  The letter further described the new offer as a “significant price increase.”  Horizon did not disclose that the purported “significant price increase” was the result of the trading value of Horizon’s stock having increased since its initial offer and did not reflect any increase in the amount of Horizon stock or percentage ownership that Depomed shareholders would receive.  The July 21 press release also did not reveal the significant risks facing Horizon or that Horizon’s offer was made with the benefit of highly confidential information about NUCYNTA that Horizon was precluded from using in its acquisition proposal.  To the contrary, and once again, the press release maintained that Horizon’s offer was “[b]ased on public information.”

DEFENDANT’S FRAUDULENT STATEMENTS

26.                               In Horizon’s July 7 press release, Horizon purported to offer “a per share consideration of $29.25 in an all-stock transaction, tax-free transaction valued at approximately $3.0 billion.”  The press release claimed that the deal “would create substantial long-term value for Depomed’s shareholders in addition to the immediate value realized through the proposed premium.”

27.                               Horizon included in the press release a letter from its President and CEO, Timothy Walbert, to the President and CEO of Depomed, James Schoeneck.  The letter stated that, after the transaction, “Depomed shareholders would own approximately 25 percent of the combined company.”   Moreover, the letter asserted “Horizon is still in the early stages of implementing our highly successful growth strategy” including “successfully complet[ing] four acquisitions” in the past two years that created “compelling value for our shareholders.”  The letter stated that Horizon’s proposal is “based on our review of publicly available information regarding Depomed.”  The letter also stated that Horizon would achieve “even stronger performance” of NUCYNTA than Depomed had achieved.

28.                               On the same day, Horizon hosted an analyst call on which Walbert and other Horizon officers continued to tout the value that Horizon could bring to the table.  On the call, Walbert stated that the proposal “will provide Depomed shareholders the opportunity to participate in the significant upside we expect to achieve as we enhance Depomed’s portfolio of products by leveraging our commercial scale and expertise.”  Walbert continued that Horizon “had a demonstrated track record of successfully acquiring . . . and growing . . . companies” and had a “highly successful growth strategy.”  Walbert also stated that based on Horizon’s “proven track record,” it would achieve greater sales of NUCYNTA than Depomed had achieved.  Bob Carey, Horizon’s Chief Business Officer, stated that the “all stock structure [of the proposal] . . . provides . . . compelling upside to . . . Depomed shareholders.”  And Walbert concluded the call by emphasizing that “this is a Depomed shareholder friendly proposal.”

29.                               In Horizon’s July 21 press release and letter, Horizon stated that its all-stock offer of $33 per share was a “significant price increase” over its initial proposal.  Horizon also claimed that it had developed a strong “commercial model” that was already leading to strong sales results.

30.                               These statements were materially false and/or misleading in light of Horizon’s failure to disclose details of the all-stock exchange, the failure to disclose significant risks associated with Horizon’s business model, and how Horizon planned to address those risks.  The statements were also materially false and/or misleading in light of Horizon’s failure to disclose its failed efforts to acquire NUCYNTA, and that its current proposal was based on a misuse of highly confidential information about NUCYNTA that Horizon was precluded from using in connection with its proposal to acquire Depomed.  The statements also were materially false and misleading insofar as Horizon purports to base its ability to increase sales of NUCYNTA on its “proven track record” of success.  By failing to disclose this information, Horizon is misleading Depomed’s shareholders and the public about its motivations and the principal basis for its acquisition proposal. Horizon’s statement that its proposal is based on publicly available information is false.

31.                               Horizon’s July 7 statement that it was offering a “per share consideration of $29.25 in an all-stock” transaction after which Depomed shareholders would own 25 percent of the combined company was materially false and/or misleading because Horizon failed to disclose the ratio at which Depomed shares would be exchanged for Horizon shares and whether such ratio is (i) fixed such that Depomed shareholders are guaranteed such 25% ownership in Horizon but the actual value Depomed shareholders will receive is dependent upon the fluctuating value of Horizon’s stock or (ii) floating and based on a specified dollar amount of stock, guaranteeing Depomed shareholders a specified value for their shares, but leaving the actual level of ownership Depomed shareholders will have in Horizon as unknown until completion of the deal because the actual number of shares to be received is based on the fluctuating price of Horizon’s stock.  This distinction is fundamental to Depomed shareholders’ evaluation of the Horizon proposal and its public statements are materially misleading without it.  For the same reasons, Horizon’s July 21 statement that “it has increased the value of its all-stock acquisition proposal to $33 per share” is also materially false and/or misleading.

32.                               Horizon’s statements that “Depomed shareholders would own approximately 25 percent of the combined company” and that the proposal was “Depomed shareholder friendly” were materially false and/or misleading in light of Horizon’s failure to disclose the relative strengths of the companies, and that Depomed would contribute significantly more value to a combined company than the 25 percent ownership interest purportedly reflected in Depomed’s offers.  Depomed’s bright future and Horizon’s failure to disclose significant risks associated with its business model cast considerable doubt over how Horizon’s proposal comparatively values the companies.  Horizon’s self-serving characterization of its proposal as “Depomed shareholder friendly” is thus highly misleading.

33.                               Horizon’s description of its $33 per share offer as a “significant price increase” in its July 21, 2015 press release also is materially false and/or misleading because Horizon failed to disclose that the increase was the result of the trading value of Horizon’s stock having increased since it made its initial offer and did not reflect an increase in the amount of Horizon stock that Depomed shareholders would receive, nor any increase in the pro-forma ownership for the Depomed shareholders.

34.                               Horizon’s all-stock proposal asks Depomed shareholders to become Horizon stockholders.  Therefore, Depomed shareholders are entitled to full and fair information about the risks to Horizon with respect to its business model and how Horizon plans to address them.

FIRST CAUSE OF ACTION

(Injunction to Prevent Continued Breach of Contract)

35.                               Depomed repeats and realleges each and every allegation set forth in paragraphs 1 to 34 as if fully set forth herein.

36.                               Janssen and Horizon entered into the MNDA, a binding contractual agreement for valuable consideration.  The MNDA remains in full effect.  Depomed obtained the right to enforce Janssen’s rights under the MNDA as a result of its acquisition of the U.S. rights to NUCYNTA from Janssen.

37.                               The MNDA expressly limits the permissible uses of information exchanged thereunder.  Among other restrictions detailed herein, Horizon was permitted to use confidential information relating to NUCYNTA “solely to evaluate [Horizon’s] interest in pursuing the . . . Authorized Purpose” of the MNDA, meaning solely “a co-promotion arrangement whereby HORIZON would co-promote JANSSEN’S NUCYNTA drug product . . . .”  The MNDA does not permit Horizon to use the Proprietary Information about NUCYNTA it obtained pursuant to the MNDA in connection with an attempted unsolicited proposal to acquire Depomed.  The MNDA also expressly limits access to information exchanged thereunder.  Specifically, among other restrictions, Horizon’s “employees, consultants and agents” may only access such information if they “have a need to know such information for the Authorized Purpose.”  Again, an unsolicited proposal to acquire Depomed is not an Authorized Purpose under the MNDA.

38.                               Pursuant to the MNDA, Janssen provided to Horizon highly sensitive, nonpublic proprietary information about NUCYNTA in connection with a potential business relationship between Horizon and Janssen relating to NUCYNTA.

39.                               Still bound by the MNDA, Horizon devised and has been executing an unsolicited attempt to takeover Depomed, utilizing proprietary and confidential information to its advantage in assessing how undervalued Depomed is relative to its stock price, and then concealing the fact from

Depomed shareholders that it is attempting to take over the company at a below-fair-value price.  Horizon used the Proprietary Information provided to it under the MNDA to coordinate, price, plan, and structure its unsolicited offer in violation of the MNDA’s clear use restrictions.  This hostile attack amounts to a breach of the use provision of the MNDA.  Horizon also gave its employees and agents access to the information for the purpose of pursuing the hostile attack on Depomed, in breach of the access provision of the MNDA.

40.                               Depomed has no adequate remedy at law. Although Horizon’s violation of the MNDA (and numerous public disclosures and communications Horizon has made related to or in support of its acquisition proposal) has caused and threatens to cause financial harm to Depomed and its shareholders, a damages award would be imprecise.  By contrast, an award of an injunction or specific performance might entirely or in large part eliminate the need for a determination of damages.

41.                               Moreover, if Horizon is able to succeed in taking over Depomed through a breach of the MNDA, determining a damages award for that breach would be impracticable or fail to do complete justice, because by that point Horizon would have merged with Depomed—an act that cannot be undone under corporate law.

42.                               Depomed has the right to enforce the terms and conditions of the MNDA.

43.                               Accordingly, Depomed is entitled to:  (a) a declaration that Horizon breached the MNDA; and (b) an injunction or specific performance preliminarily or permanently barring Horizon from pursuing or consummating its acquisition proposal or any conduct in furtherance of an attempt to acquire or control Depomed.

SECOND CAUSE OF ACTION

(Injunction to Prevent Continued Misappropriation of Trade Secrets)

44.                               Depomed repeats and realleges each and every allegation set forth in paragraphs 1 to 43 as if fully set forth herein.

45.                               The actions of Horizon described herein are in violation of the Uniform Trade Secrets Act, Cal. Civ. Code § 3426 et seq.

46.                               As described above, Horizon acquired information about NUCYNTA that derives independent economic value from not being known and not readily ascertainable by proper means, and is subject to efforts that are reasonable under the circumstances to maintain its secrecy.

47.                               As described above, Horizon used Depomed’s trade secrets with respect to NUCYNTA without consent and even though Horizon knew and/or had reason to know that its knowledge of the trade secrets was acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use.

48.                               Pursuant to Cal. Civ. Code § 3426.2, Depomed seeks an order from this Court enjoining Horizon from continuing to engage in misappropriation of Depomed’s trade secrets.

THIRD CAUSE OF ACTION

(Injunction to Prevent Fraud and Irreparable Injury)

49.                               Depomed repeats and realleges each and every allegation set forth in paragraphs 1 to 48 as if fully set forth herein.

50.                               On information and belief, and as described in detail above, Horizon knowingly and intentionally has failed and refused, and continues to fail and refuse, to disclose material information concerning Horizon’s all-stock proposal to acquire Depomed.

51.                               On information and belief, Horizon had and has full knowledge of its failure to disclose the material facts described herein, or knew that its conduct and statements were otherwise misleading, and possessed an intent to defraud.

52.                               On information and belief, Horizon’s failure to disclose the above-referenced material facts was intended to deceive reasonable persons (including but not limited to Depomed shareholders and employees) into supporting Horizon’s acquisition proposal and/or ultimately tendering their Depomed shares for Horizon shares at an unfairly low price.

53.                               Depomed is entitled to preliminary and permanent injunctive relief to prevent Horizon’s fraudulent conduct from causing irreparable harm to Depomed pursuant to Section 526 of the California Code of Civil Procedure and Sections 3368, and 3420 to 3422 of the California Civil Code, and pursuant to common law.  Horizon’s failure to disclose all material facts will cause Depomed to suffer irreparable harm because if material information continues to be wrongfully concealed, and Horizon’s unsolicited takeover proposal is successful based upon false pretenses, Depomed may cease to exist as a stand-alone company in its current form in a transaction that would provide Depomed shareholders with a disproportionately small interest in the combined company.  No pecuniary compensation would afford adequate relief to Depomed for Horizon’s failure to disclose the above-described information after the harm is suffered.

FOURTH CAUSE OF ACTION

(Injunction to Prevent Continued Unfair Competition)

54.                               Depomed repeats and realleges each and every allegation set forth in paragraphs 1 to 53 as if fully set forth herein.

55.                               The actions of Horizon described herein are in violation of California Business & Professions Code§ 17200 et seq. as they constitute unlawful, unfair or fraudulent business acts or practices.

56.                               The acts, misstatements and omissions by Horizon described herein violate state statutory and common laws:

a.                                      The actions of Horizon described constitute violations of the common law, including contract law, the law of conversion and unjust enrichment.

b.                                      The acts, misstatements, and omissions of Horizon described herein violate the common law tort of fraud, as codified in Civil Code Sections 1709 and 1710, because Horizon knowingly made a misstatement or omission of material fact with the intent to defraud and induce reliance on such misstatements and omissions, and Depomed will be harmed by such misstatements and omissions.

57.                               The actions of Horizon described herein have been and will continue to be injurious to Depomed.

58.                               Pursuant to California Business & Professions Code § 17203, Depomed seeks an order from this Court enjoining Horizon from continuing to engage in unlawful, unfair, or deceptive business practices and any other act prohibited by law, including those acts set forth herein.

FIFTH CAUSE OF ACTION

(Injunction to Prevent Unjust Enrichment)

59.                               Depomed repeats and realleges each and every allegation set forth in paragraphs 1 to 58 as if fully set forth herein.

60.                               The actions of Horizon described herein are in violation of the law against unjust enrichment.

61.                               As described above, Horizon has access to Depomed’s highly confidential information.  Horizon is improperly using this information to its benefit in connection with its unsolicited proposal to acquire Depomed, and to the detriment of Depomed and its shareholders.

62.                               Depomed is entitled to preliminary and permanent injunctive relief to prevent Defendant’s conduct from causing irreparable harm to Depomed pursuant to Section 526 of the California Code of Civil Procedure and Sections 3368, and 3420 to 3422 of the California Civil Code, and pursuant to common law.  Defendant’s continued use of Depomed’s highly confidential information will cause Depomed to suffer irreparable harm because it could facilitate Horizon’s unsolicited takeover proposal at an unfair price.  No pecuniary compensation would afford adequate relief to Depomed if this result occurs.

SIXTH CAUSE OF ACTION

(Injunction to Prevent Conversion)

63.                               Depomed repeats and realleges each and every allegation set forth in paragraphs 1 to 62 as if fully set forth herein.

64.                               As described above, Depomed entered into a definitive Asset Purchase Agreement with Janssen to acquire the U.S. rights and certain other assets relating to NUCYNTA for $1.05 billion.

65.                               Horizon has wrongfully used the property Depomed acquired from Janssen in connection with Horizon’s unsolicited proposal to acquire Depomed.

66.                               Depomed has suffered the disadvantage of Horizon possessing and using Depomed’s highly confidential business information while making its unsolicited proposal.  Accordingly, Depomed has suffered damages as a result of Horizon’s unlawful use of this property.

67.                               Depomed is entitled to preliminary and permanent injunctive relief to prevent Horizon’s conduct from causing irreparable harm to Depomed pursuant to Section 526 of the California Code of Civil Procedure and Sections 3368, and 3420 to 3422 of the California Civil Code, and pursuant to common law.  Horizon’s continued conversion of Depomed’s property will cause Depomed to suffer irreparable harm because it could facilitate Horizon’s unsolicited  takeover proposal at a low-ball price on the basis of highly confidential and proprietary information that is not available to Depomed’s shareholders. No pecuniary compensation would afford adequate relief to Depomed if this result occurs.

PRAYER FOR RELIEF

WHEREFORE, Depomed prays for a judgment against Horizon as follows:

a)             a declaration that Horizon breached the MNDA;

b)             an injunction or specific performance preliminarily or permanently barring Horizon from pursuing or consummating is acquisition proposal or any conduct in furtherance of an attempt to acquire or control Depomed;

c)              enjoining Horizon from launching an exchange offer and taking any action towards calling a special meeting of Depomed shareholders, including filing any preliminary or definitive solicitation statement with the SEC to solicit proxies, consents or agencies in connection with convening such a special meeting.

d)             enjoining Horizon from continuing to engage in misappropriation of trade secrets;

e)              declaring that Horizon has made fraudulent misstatements and omissions;

f)               ordering Horizon to correct by public means its material misstatements and omissions;

g)              enjoining Horizon from disseminating materially false and misleading information that is damaging to Plaintiff and enjoining Horizon from making any additional materially false and misleading statements or omissions;

h)             enjoining Horizon from continuing to engage in unfair competition;

i)                 enjoining Horizon from unjustly using Depomed’s proprietary information in furtherance of Horizon’s unsolicited proposal to acquire Depomed;

j)                enjoining Horizon from continuing to engage in conversion of Plaintiff’s property;

k)             granting Plaintiff such other and further relief as this Court may deem just and proper.

Dated: August 3, 2015	GIBSON, DUNN & CRUTCHER, LLP

	By:	/s/ Brian M. Lutz
Brian M. Lutz